EXHIBIT 4


                       Amendment to the Stock Option Plan

1) The definition of the Common Share Maximum as defined in Section 4(a) of the Stock Option Plan has been amended from 1,050,000 Common Shares to 2,243,525 Common Shares.

2)       Section 7 "Vesting of Stock Options" has been amended to read:

         Stock Options will vest on the date (the "Vesting Date") the Optionee becomes entitled to exercise that portion of the granted Stock Option and purchase that portion of the Common Shares as determined by a vesting schedule. This vesting schedule will be determined by the Board of Directors of the Corporation, and modified from time to time, in their sole discretion. Unless modified by the Board of Directors, 25% of a Stock Option shall vest one year from the date the Stock Option is granted (the "Grant Date") and an additional 25% of the Stock Option shall vest on each successive anniversary of the Grant Date until the Stock Option is fully vested.


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